EXHIBIT 4.24

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), FRANCIS V. DANE, A REPRESENTATIVE OF THE ISSUER HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MR. DANE MAY BE REACHED AT TELEPHONE NUMBER (650) 802-7737.

[FORM OF] SECURED PROMISSORY NOTE

$[____________]

May 28, 2009                                                                                                     New York, New York

FOR VALUE RECEIVED, COMMUNICATION INTELLIGENCE CORPORATION (the “Borrower”), having an office at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065, hereby promises to pay to the order of [_________________________] (the “Payee”), or its registered assigns, the principal amount of [__________] Dollars and 00/100 ($[_________]) on December 31, 2010 (the “Maturity Date”). The Borrower shall make principal payments on this Secured Promissory Note (this “Note”) on or before the Maturity Date in accordance with that certain Credit Agreement, dated as of June 5, 2008 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto, and SG Phoenix LLC, as Collateral Agent.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

This Note is being executed and delivered by the Borrower to the Payee to evidence the Loan made by the Payee to the Borrower pursuant to the Credit Agreement.

This Note is issued with a detachable Warrant evidencing the right initially to purchase a number of shares of Common Stock of the Borrower equal to the principal amount of this Note divided by 0.06, at an initial exercise price of Six Cents ($0.06) per share.

This Note is entitled to the benefits of the Credit Agreement and the Loan Documents, including the Pledge and Security Agreement. This Note may be prepaid, in whole or in part (together with interest accrued thereon at the time of such prepayment), at any time.

All cash payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to the Payee’s account set forth in Section 1.5(a) of the Credit Agreement (or any other account as may be designated by the Payee to the Borrower in writing from time to time) and otherwise in accordance with the provisions of the Credit Agreement. The Payee hereby agrees, by its acceptance hereof, that, before

EXHIBIT 4.24

disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note and all amounts payable hereunder are secured by a pledge of certain Collateral and is entitled to the benefits of the Pledge and Security Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice and agrees that no such extension or other indulgence, and no substitution, release or surrender of collateral shall discharge or otherwise affect the liability of the Borrower. No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This Note and the rights and obligations of the Borrower and the Payee hereunder shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby irrevocably consents to the jurisdiction of any state or federal court located in New York, New York.

In the event of any litigation with respect to the obligations evidenced by this Note, the Borrower WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose permissive counterclaims and cross claims. The Borrower further agrees to pay the Payee for the costs and expenses of enforcement and collection of this Note, including attorneys’ fees and expenses and court costs. All such costs and expenses shall be immediately due and payable.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note shall be binding upon the successors, assigns and legal representatives of the Borrower and inure to the benefit of the Payee, its successors, endorsees, assigns and legal representatives.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

This Note is a full recourse obligation of the Borrower and is not limited to the Collateral.

[Signature page follows.]

EXHIBIT 4.24

IN WITNESS WHEREOF, the Borrower has executed this Secured Promissory Note as of the date first written above.

        COMMUNICATION INTELLIGENCE CORPORATION

By:
Name:
Title: